Exhibit 99.1

Contacts:

David Baggs, Investor Relations,

904-359-4812

Garrick Francis, Corporate

Communications,

904-359-1708

CSX Reports Solid First Quarter Earnings

Surface Transportation Highlights:

•	Record Revenues of $2.4 billion, up 4 Percent from Prior Year

•	Revenue per Unit up 8 Percent on Continued Pricing Momentum

•	Steady Operating Income Despite Softer Volumes

Jacksonville, Florida (April 17, 2007) – CSX Corporation [NYSE: CSX] today reported first quarter 2007 earnings of $240 million, or 52 cents per share, including insurance recoveries of $18 million, or 2 cents per share. Last year the company reported first quarter earnings of $245 million, or 53 cents per share. (See table below for reconciliation of quarter items to reported numbers.)

“We are pleased that our Surface Transportation businesses continued to show very strong earning power in the face of modest economic headwinds,” said Michael Ward, chairman, president and CEO of CSX Corporation. “We posted our 20th consecutive quarter of year-over-year revenue growth and sustained excellent levels of customer service.”

First quarter revenues were a quarterly record $2.4 billion, a 4 percent increase over the first quarter of 2006. The increase was driven by continued strong pricing, which also drove revenue-per-unit gains of 8 percent. Overall volumes were down by 4 percent compared to the first quarter of 2006, reflecting continued softness in the construction and automotive sectors.

CSX Surface Transportation businesses recorded first quarter operating income of $487 million. Excluding insurance recoveries, comparable operating income was $469 million, or 4 percent less than the first quarter of 2006. CSX’s 2007 first quarter earnings were achieved despite a $28 million expense related to a serious derailment and without the $35 million fuel hedge that benefited the first quarter of 2006.

“Given the positive outlook for rail transportation and our momentum in executing our strategy, we expect strong financial results for the rest of the year and over the long-term,” said Ward.

GAAP RECONCILIATION [1] (Dollars in millions, except per share amounts)
	First Quarter 2007	First Quarter 2006
Surface Transportation Operating Income	$487	$487
Less Gain on Insurance Recoveries	(18)	-

Comparable Surface Transportation Operating Income	$469	$487

Earnings per Share	$0.52	$0.53
Less Gain on Insurance Recoveries After Tax	(0.02)	-

Comparable Earnings Per Share	$0.50	$0.53

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Flash report available on the company's Web site at www.csx.com and on Form 8-K with the Securities and Exchange Commission (SEC).

CSX executives will conduct a quarterly earnings conference call with the investment community on Apr. 18, 2007 at 8:30 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call.

A webcast of the live conference call will be available at www.csx.com in the Investors section. Following the earnings call, an internet replay of the presentation will be available. In addition, the replay will be available for download to a portable audio player or computer as an MP3 - or podcast - file. Both the replay and MP3 file can be found at www.csx.com in the Investors section and will be archived on the site for at least 30 days following the call for those unable to listen in real time.

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GAAP RECONCILIATION 1

CSX reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to manage the company’s business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission may provide users of the financial information with additional meaningful comparisons to prior reported results.

In press releases and presentation slides for stock analysts, CSX has provided Surface Transportation operating income and earnings per share adjusted for certain items, which are non-GAAP financial measures. The company’s management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using these adjusted numbers.

Likewise, this information facilitates comparisons to financial results that are directly associated with ongoing business operations as well as provides comparable historical information. Lastly, earnings forecasts prepared by stock analysts and other third parties generally exclude the effects of items that are difficult to predict or measure in advance and are not directly related to CSX’s ongoing operations. A reconciliation between GAAP and the non-GAAP measure is provided above. These non-GAAP measures should not be considered a substitute for GAAP measures.

Forward-looking statements

This press release and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.